ALPS ADVISERS, INC.
                                 CODE OF ETHICS
                                NOVEMBER 29, 2006



I. INTRODUCTION
   ------------

The Code of Ethics (the "Code") is designed to reinforce ALPS Adviser, Inc.'s ("AAI's") reputation for integrity by avoiding even the appearance of impropriety in the conduct of our business. The Code sets forth procedures and limitations which govern the personal securities transactions of every AAI employee.

AAI and our employees are subject to certain laws and regulations governing personal securities trading. We have developed this Code to promote the highest standards of behavior and ensure compliance with applicable laws.

Employees should be aware that they may be held personally liable for any improper or illegal acts committed during their course of employment, and that "ignorance of the law" is not a defense. Employees may be subject to civil penalties such as fines, regulatory sanctions including suspensions, as well as criminal penalties.

Employees must read the Code and comply with it. Failure to comply with the provisions of the Code may result in serious sanctions including, but not limited to: disgorgement of profits, dismissal, substantial personal liability and referral to law enforcement agencies or other regulatory agencies. Employees should retain a copy of the Code in their records for future reference. Any questions regarding the Code should be directed to the Chief Compliance Officer.

General Principles
------------------

Each AAI employee is responsible for maintaining the very highest ethical standards when conducting business. More specifically, this means:

   o Each employee has a duty at all times to place the interests of our clients first;

   o All personal securities transactions must be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or other abuse of the employee's position of trust and responsibility; and

   o No employee should take inappropriate advantage of his/her position or engage in any fraudulent or manipulative practice with respect to our clients' accounts.

II. APPLICABILITY
    -------------

AAI Employees
-------------

This Code is applicable to all AAI employees. This includes full-time, part-time, benefited and non-benefited, officers, directors, exempt and non-exempt personnel. Additionally, each new employee's offer letter will include a copy of the Code of Ethics and a statement advising the individual that he/she will be subject to the Code of Ethics if he/she accepts the offer of employment.

Family Members and Related Parties
----------------------------------

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                               ALPS ADVISERS, INC.
                                 CODE OF ETHICS
                                NOVEMBER 29, 2006

The Code applies to the accounts of the employee, his/her spouse or domestic partner, his/her minor children, his/her adult children living at home, and any relative, person or entity for whom the employee directs the investments. Joint accounts will also need to be included if an AAI employee is one of the joint account holders.

Contractors and Consultants
---------------------------

Each AAI contractor/consultant/temporary employee contract will include the Code as an addendum, and each contractor/consultant/temporary employee will be required to sign an acknowledgement that he/she has read the Code and will abide by it except for the pre-clearance and reporting provisions.

Investment Clubs
----------------

An employee who is a member of an investment club is subject to the pre-clearance and reporting requirements of the Code with respect to the transactions of the investment club. Additionally, memberships in Investment Clubs will require prior approval of the Chief Compliance Officer.

III. KEY DEFINITIONS
     ---------------

BENEFICIAL OWNERSHIP
--------------------

For purposes of the Code, "Beneficial Ownership" shall be interpreted in the same manner as it would be in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 ("Exchange Act") in determining whether a person is subject to the provisions of Section 16 under the Exchange Act and the rules and regulations thereunder.

COVERED SECURITIES
------------------

For purposes of the Code, "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940 ("1940 Act"). This definition of "Security" includes, but is not limited to: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificates of interest or participation in any profit-sharing agreement, any put, call, straddle, option or privilege on any Security or on any group or index of Securities, or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency. Further, for the purpose of the Code, "Security" shall include any commodity contracts as defined in Section 2(a)(1)(A) of the Commodity Exchange Act. This definition includes but is not limited to futures contracts on equity indices.

Covered securities will also include exchange traded funds ("ETFs") advised or sub-advised by AAI or any equivalents in local non-US jurisdictions, single stock futures and both the U.S. Securities and Exchange Commission ("SEC") and Commodity Futures Trading Commission ("CFTC") regulated futures.

"Security" shall NOT include direct obligations of the government of the United States or any other sovereign country or supra-national agency, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, variable and fixed insurance products, and interests in IRC Section 529 plans.

                               ALPS ADVISERS, INC.
                                 CODE OF ETHICS
                                NOVEMBER 29, 2006


IV. PRE-CLEARANCE OF PERSONAL SECURITIES TRANSACTIONS
    -------------------------------------------------

Unless the investment type is exempted for pre-clearance purposes, all employees must request and receive pre-clearance prior to engaging in the purchase or sale of a security. Although a request may need to be pre-cleared, it may be subject to the de minimis exception which would permit a trade to be automatically pre-approved due to its size. All pre-clearance requests will be made by submitting a Pre-Trade Authorization Form which is located in Appendix A to this Code.

Pre-clearance approval is only good until midnight local time of the day when approval is obtained. "Good-till-cancelled" orders are not permitted. "Limit" orders must receive pre-clearance every day the order is open.

As there could be many reasons for pre-clearance being granted or denied, employees should not infer from the pre-clearance response anything regarding the security for which pre-clearance was requested.

De Minimis Exception
--------------------

Employee transactions effected pursuant to the de minimis exception remain subject to the pre-clearance and reporting requirements of the Code. A "de minimis transaction" is a personal trade that meets the following conditions: A transaction of less than US $30,000 or the local country equivalent, 2,000 shares or units, and not more than 1% of the average daily trading volume in the security for the preceding 5 trading days.

Exempted Securities
-------------------

Pre-clearance by employees is not required for the following transactions:

   o Transactions made in an account where the employee pursuant to a valid legal instrument has given full investment discretion to an unaffiliated/unrelated third party;

   o Purchases or sales of direct obligations of the government of the United States or other sovereign government or supra-national agency, high quality short-term debt instruments, bankers acceptances, certificates of deposit ("CDs"), commercial paper, repurchase agreements, and securities issued by open-end investment companies (e.g., mutual funds) not advised or sub-advised by AAI;

   o Automatic investments in programs where the investment decisions are non-discretionary after the initial selections by the account owner (although the initial selection requires pre-clearance);

   o Investments in dividend reinvestment plans;

   o Purchases or sales of variable and fixed insurance products and IRC Section 529 plans;

   o Exercised rights, warrants or tender offers;

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                               ALPS ADVISERS, INC.
                                 CODE OF ETHICS
                                NOVEMBER 29, 2006

   o General obligation municipal bonds, transactions in Employee Stock Ownership Programs ("ESOPs), and Share Builder and similar services; and

   o Securities received via a gift or inheritance.

V. RESTRICTIONS
   ------------

BLACKOUT PERIODS
----------------

Subject to the de minimis exception, employees may not trade in a covered security on any day that a client account/fund has a pending buy or sell order in the same covered security.
In addition, subject to the de minimis exception, an employee may not buy or sell a security that a client account/fund has traded within 7 calendar days on either side of the fund's/ account's execution date.

INITIAL PUBLIC OFFERINGS AND PRIVATE PLACEMENTS
-----------------------------------------------

Employees are prohibited from acquiring securities through an allocation by the underwriter of an initial public offering ("IPO"). There is an exception for a situation where the spouse/domestic partner, with prior written disclosure to and written approval from the Chief Compliance Officer, could acquire shares in an IPO of his/her employer.

In addition, employees are prohibited from purchasing securities in a private offering unless the purchase is approved in writing by the Chief Compliance Officer. Private placements include certain co-operative investments in real estate, commingled investment vehicles such as hedge funds, and investments in family owned businesses. Time-shares and cooperative investments in real estate used as a primary or secondary residence are not considered to be private placements.

OPTIONS
-------

Employees are prohibited from buying or selling options. There is an exception for employees who have received options from a prior employer. In those instances, the exercising or selling of options received from the prior employer are subject to the pre-clearance and reporting requirements of this Code.

MUTUAL FUNDS
------------

AAI employee investments in any mutual funds that are advised or sub-advised by AAI or certain affiliates are subject to a ninety (90) calendar day holding period. These transactions are also subject to the pre-clearance and reporting requirements of this Code.

The current list of AAI advised and sub-advised mutual funds are maintained by the Compliance Department. If AAI advised or sub-advised money market or short-term income funds, investments in these funds would be exempt from these requirements.

SHORT-TERM TRADING AND OTHER RESTRICTIONS
-----------------------------------------

The following restrictions apply to all securities transactions by employees:

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                               ALPS ADVISERS, INC.
                                 CODE OF ETHICS
                                NOVEMBER 29, 2006

   o SHORT-TERM TRADING. Employees are prohibited from the purchase and sale or sale and purchase of the same securities within sixty (60) calendar days. Mutual funds advised or sub-advised by AAI are subject to a ninety (90) day holding period.

   o EXCESS TRADING. While active personal trading may not in and of itself raise issues under applicable laws and regulations, we believe that a very high volume of personal trading can be time consuming and can increase the possibility of actual or apparent conflicts with portfolio transactions. Accordingly, an unusually high level of personal trading activity is strongly discouraged and may be monitored by the Compliance Department to the extent appropriate for the category of person, and a pattern of excessive trading may lead to the taking of appropriate action under the Code.

   o FRONT RUNNING. Employees may not engage in "front running," that is, the purchase or sale of securities for their own accounts on the basis of their knowledge of AAI's trading positions or plans.

   o MATERIAL NONPUBLIC INFORMATION. Employees possessing material nonpublic information regarding any issuer of securities must refrain from purchasing or selling securities of that issuer until the information becomes public or is no longer considered material.

   o SHORTING OF SECURITIES. Employees may not engage in the practice of shorting securities.

VI. REPORTING REQUIREMENTS
    ----------------------

All Securities are subject to the reporting requirements of the Code except the following:

   o Direct Obligations of any sovereign government or supra-national agency;

   o Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

   o Shares issued by open-end mutual funds and ETFs NOT advised or sub-advised by;

   o Investments in dividend reinvestment plans; and

   o Variable and fixed insurance products and IRC Section 529 plans.


IRC 401(k) plans are also exempt from the reporting requirements except if self-directed brokerage accounts. Employees must report holdings of or transactions in ESOPs or pension or retirement plans if they have a direct or indirect Beneficial Ownership interest in any Covered Securities held by the plan.

Additionally, securities received via a gift or inheritance are required to be reported, but are NOT subject to the pre-clearance requirements of the Code.

   a.  Initial Holdings Reports
       ------------------------

                               ALPS ADVISERS, INC.
                                 CODE OF ETHICS
                                NOVEMBER 29, 2006

       Within ten (10) calendar days of being hired by AAI, each employee must provide the Compliance Department with a statement of reportable securities holdings and brokerage accounts. More specifically, each employee must provide the following information:

          o The title, number of shares and principal amount of each Security in which the employee had any direct or indirect Beneficial Ownership when the person became an employee;
          o The name of any broker, dealer or bank with whom the employee maintained an account in which any securities were held for the direct or indirect benefit of the employee as of the date the person became an employee; and

          o The date the report is submitted by the employee.

   b.  Duplicate Statements and Confirmations
       --------------------------------------

       Upon AAI employment and for any accounts opened during employment, an employee must instruct his/her broker-dealer, trust account manager or other entity through which he/she has a securities trading account to send directly to our Compliance Department:

          o Trade confirmation summarizing each transaction; and
          o Periodic statements.

       This applies to all accounts in which an employee has direct or indirect Beneficial Ownership. A sample letter with the Compliance address is located under Appendix B of this Code.

   c.  Quarterly Transaction Reports
       -----------------------------

       Each employee is required to submit quarterly his/her Quarterly Securities Report within ten (10) calendar days of each calendar quarter end to the Compliance. The form for making this report is located under Appendix C of this Code.

       Specific information to be provided includes:

            1. With respect to any transaction during the quarter in a Security in which any employee had any direct or indirect Beneficial
            Ownership:

             o The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security involved;

             o The nature of the transaction, (i.e., purchase, sale, or other type of acquisition or disposition);

             o The price of the Security at which the transaction was effected;

             o The name of the broker, dealer or bank with or through which transaction was effected; and

             o The date that the report is submitted by the employee.

                               ALPS ADVISERS, INC.
                                 CODE OF ETHICS
                                NOVEMBER 29, 2006


          2. With respect to any account established by the employee in which any securities were held during the quarter for the direct or indirect benefit of the employee:

             o The name of the broker, dealer, or bank with whom the employee established the account;

             o The date the account was established; and
             o The date the report is submitted by the employee.

   d.  Annual Holdings Reports
       -----------------------

       Each employee is required to submit annually (i.e., once each and every calendar year) a list of holdings, which is current as of a date no more than thirty (30) days before the report is submitted. In addition, each employee is required to certify ANNUALLY that he/she has reviewed and understands the provisions of the Code. The form for making these reports is provided under Appendix D of this Code.

       Specific information to be provided includes:

          o The title, number of shares and principal amount of each Covered Security in which the employee had any direct or indirect beneficial ownership;

          o The name of any broker, dealer or bank with whom the employee maintains an account in which any securities are held for the direct or indirect benefit of the employee; and

          o  The date that the report is submitted by the employee.


VII. STANDARD OF CONDUCT
     -------------------

PROTECTING CONFIDENTIAL INFORMATION
-----------------------------------

Employees may receive information about AAI, its clients and other parties that, for various reasons, should be treated as confidential. All employees are expected to strictly comply with measures necessary to preserve the confidentiality of the information.

Insider Trading and Tipping
---------------------------

The misuse of material nonpublic information, or inside information, constitutes a fraud under the securities laws of the United States and many other countries. Fraudulent misuse of inside information includes buying or selling securities while in possession of material nonpublic information for an employee or employee-related account, a proprietary account or for the account of any client. Fraudulent misuse of inside information also includes disclosing or tipping such information to someone else who then trades on it, or using such information as a basis for recommending the purchase or sale of a security. Information is material when it has market significance and there is a likelihood that a reasonable investor would consider the information important

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                               ALPS ADVISERS, INC.
                                 CODE OF ETHICS
                                NOVEMBER 29, 2006

in deciding whether to buy or sell the securities of the company involved. It is nonpublic if it has not been broadly disseminated.

In no event, may any employee who receives inside information use that information to trade or recommend securities affected by such information for personal benefit, the benefit of AAI or any affiliate or the benefit of a third party. More specifically:

   o No employee may, while in possession of inside information affecting a security, purchase or sell such security for the account of such employee, a client or any other person or entity.
   o No employee may disclose inside information to any person outside of AAI. However, discussions with legal counsel and disclosures authorized by the client in furtherance of a related project or transaction are permitted.

   o No employee may recommend or direct the purchase from or sale of a security to anyone while in the possession of inside information, however obtained.

GIFTS AND ENTERTAINMENT
-----------------------

All employees are required to follow the following standards regarding gifts and entertainment:

   o Employees should avoid any excessive or disreputable entertainment that would reflect unfavorably on AAI;

   o Employees do not offer or accept cash or its equivalent as a gift;

   o Employees recognize that promotional gifts such as those that bear the logo of a company's name or that routinely are made available to the general public are generally acceptable business gifts;

   o Employees fully, fairly and accurately account on the books and records of AAI for any expense associated with a gift or entertainment; and

   o Employees do not accept any gift or bequest under a will or trust from a client of AAI.

For purposes of the AAI Code, the gifts and entertainment limit will be $250.00 or the local equivalent. In order for an employee to accept a gift above the limit, he/she must obtain prior written approval from the Chief Compliance Officer. A copy of the Gift Disclosure Form may be found under Appendix E of this Code.

SERVICE AS A DIRECTOR/OUTSIDE EMPLOYMENT AND ACTIVITIES
-------------------------------------------------------

All employees are required to comply with the following provisions:

   o Employees are to avoid any business activity, outside employment or professional service that competes with AAI or conflicts with the interests of AAI or its clients.

   o An employee is required to obtain the approval from the Chief Compliance Officer before becoming a director, officer, employee, partner or sole proprietor of a "for profit" organization. The request for approval should disclose the name of the organization, the nature of the business, whether any conflicts of interest could reasonably result from the association,

                               ALPS ADVISERS, INC.
                                 CODE OF ETHICS
                                NOVEMBER 29, 2006

   whether fees, income or other compensation will be earned and whether there are any relationships between the organization and AAI. The request for approval the final review and approval of AAI's President.

   o Employees do not accept any personal fiduciary appointments such as administrator, executor or trustee other than those arising from family or other close personal relationships.

   o Employees do not use AAI resources, including computers, software, proprietary information, letterhead and other property in connection with any employment or other activity outside AAI.

   o Employees disclose to the Compliance Department a conflict of interest or the appearance of a conflict with AAI and discuss how to control the risk.

When completing their annual certification acknowledging receipt and understanding of the Code of Ethics, AAI employees will be asked to disclose all outside affiliations. Any director/trustee positions with public companies or companies likely to become public are prohibited without prior written approval the Chief Compliance Officer. A copy of the Annual Certification and Acknowledgement is provided under Appendix F of this Code.

VIII. SANCTIONS
      ---------

Upon discovering a violation of this Code by an employee or his/her family member or related party, the Chief Compliance Officer may impose such sanctions as it deems appropriate, including, among other things, the following:

   o A letter of censure to the violator;
   o A monetary fine levied on the violator;
   o Suspension of the employment of the violator;
   o Termination of the employment of the violator;
   o Civil referral to the SEC or other civil regulatory authorities determined by AAI; or
   o Criminal referral - determined by AAI.

Examples of possible sanctions include, but are not limited to:

   o A warning letter, with a cc: to the employee's direct report, for a first time pre-clearance or reporting violation;

   o Monetary fines and disgorgement of profits when an employee profits on the purchase of a security he/she should not purchase; and

   o Recommendation for suspension or termination if an employee is a serial violator of the Code.

Appeals Process
---------------

If an employee decides to appeal a sanction, he/she should contact the Chief Compliance Officer who will refer the issue to the Compliance Risk Management Committee for their review and consideration.

                               ALPS ADVISERS, INC.
                                 CODE OF ETHICS
                                NOVEMBER 29, 2006

APPENDIX A - PERSONAL TRADING AUTHORIZATION FORM



1. Name of Access Person:
-----------------------------------------------------------------

2. Name and symbol of Security:
-----------------------------------------------------------------

3. Maximum quantity to be purchased or sold:
-----------------------------------------------------------------

4. Name, account # & phone # of broker to effect transaction:
-----------------------------------------------------------------



5. Check if applicable:

Purchase          Market Order           Sale         Limit Order
         ----                  -----          -----               -----
(Limit Order Price:            )    Not Held Order
                   -----------                    -----

6. In connection with the foregoing transaction, I hereby make the following representations and warranties:

     (a) I do not possess any material nonpublic information regarding the Security or the issuer of the Security.

     (b) To my knowledge:

         (1) The Securities or "EQUIVALENT" securities (i.e., securities issued by the same issuer) [ ARE / ARE NOT ] (CIRCLE ONE) held by any investment companies or other accounts managed by AAI;
         (2) There are no outstanding purchase or sell orders for this Security (or any equivalent security) by any investment companies or other accounts managed by AAI; and
         (3)  None  of  the  Securities  (or  equivalent   securities)  is/are
              actively being considered for purchase or sale by any investment companies or other accounts managed by AAI.

     (c) The Securities are not being acquired in an initial public offering.

     (d) The Securities are not being acquired in a private placement or, if they are, I have reviewed Section V. of the Code and have attached hereto a written authorization of such transaction.

                               ALPS ADVISERS, INC.
                                 CODE OF ETHICS
                                NOVEMBER 29, 2006

     (e) If I am a Portfolio Manager, none of the accounts I manage purchased or sold these Securities (or equivalent securities) within the past seven calendar days and I do not expect any such client accounts to purchase or sell these Securities (or equivalent securities) within seven calendar days of my purchase or sale.

     (f) If I am purchasing these Securities, I have not directly or indirectly (through any member of my Immediate Family, any account in which I have a Beneficial Interest or otherwise) sold these Securities (or equivalent securities) in the prior 60 days.

     (g) If I am selling these Securities, I have not directly or indirectly (through any member of my Immediate Family, any account in which I have a Beneficial Interest or otherwise) purchased these Securities (or equivalent securities) in the prior 60 days.

     (h) I have read the AAI Code of Ethics within the prior 12 months and believe that the proposed trade fully complies with the requirements of the Code.


----------------------------        ---------------------------------
       Access Person                            Print Name

                               ALPS ADVISERS, INC.
                                 CODE OF ETHICS
                                NOVEMBER 29, 2006

APPENDIX B - BROKER/DEALER DUPLICATE STATEMENT/CONFIRMATION REQUEST LETTER

[Date]

[Address of Broker-Dealer]

Re:    [Employee Name]
       [Account Number, if available]

Dear Sir or Madam:

       Please be advised that [employee name] is considered an access person of ALPS Advisers, Inc., which is an SEC registered investment adviser.

       I have no objections if [employee name] opens a personal account with your firm. Please provide me with duplicate copies of all statements and confirmations generated on this account. These duplicate statements and confirmations should be forwarded to:

             ALPS Advisers, Inc.
             Attn: Compliance Department
             1625 Broadway, Suite 2200
             Denver, Colorado 80202


       If you have any questions, please feel free to contact me at 303-623-
       2577.

                                        Sincerely,



                                        Bradley J. Swenson
                                        Chief Compliance Officer



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                               ALPS ADVISERS, INC.
                                 CODE OF ETHICS
                                NOVEMBER 29, 2006

APPENDIX C - QUARTERLY TRANSACTION REPORT


                 For the Calendar Quarter Ended Month DD, YYYY
                                                --------------

To:    ALPS Advisers, Inc. employees

A. SECURITIES TRANSACTIONS. Unless otherwise reported below, I acknowledge that, in the ordinary course of fulfilling my official duties as a Fund director/trustee, I had no knowledge that during the 15-day period immediately before or after any of my personal securities transactions in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or its investment adviser considered purchasing or selling the Covered Security. I understand that this information must be reported no later than DATE.

Title of   Date of      Number of      Dollar    Interest Rate and Maturity  Nature of Transaction   Price Broker/Dealer or Bank
Security Transaction    Shares or     Amount of     Date (if applicable)    (Purchase, Sale, Other)        Through Whom Effected
                        Principal    Transaction
                         Amount





B. NEW BROKERAGE ACCOUNTS. During the quarter referred to above, I established the following accounts in which securities were held during the quarter for my direct or indirect benefit:
--------------------------------------------------------------------------------
|Name of Broker, Dealer or Bank         |       Date Account Was Established:
--------------------------------------------------------------------------------





C. OTHER MATTERS. This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.


Date:_____________________                     Signature:_______________________

                                               Print Name:______________________

                               ALPS ADVISERS, INC.
                                 CODE OF ETHICS
                                NOVEMBER 29, 2006

APPENDIX D - ANNUAL HOLDINGS DISCLOSURE REPORT


             For the following period: January 1 200X - December 31, 200X
                                       ----------------------------------

To:  ALPS Advisers, Inc. Employee

       As of the period referred to above, I have a direct or indirect beneficial ownership interest in the securities listed below which are required to be reported pursuant to the Code of Ethics:


 Security               Number of Shares                Principal Amount
 --------               ----------------                ----------------





       The name of any broker, dealer or bank with whom I maintain an account in which my securities are held for my direct or indirect benefit are as follows:





       This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.




______________________________________         ________________________________
Date                                           Print Name


                                               _________________________________
                                               Signature

                               ALPS ADVISERS, INC.
                                 CODE OF ETHICS
                                NOVEMBER 29, 2006

APPENDIX E - GIFT DISCLOSURE FORM



                            AAI GIFT DISCLOSURE FORM
--------------------------------------------------------------------------------
NAME OF AAI EMPLOYEE
--------------------------------------------------------------------------------
GIFT DESCRIPTION



--------------------------------------------------------------------------------
RECEIVED OR GIVEN
--------------------------------------------------------------------------------
FROM OR TO WHOM
--------------------------------------------------------------------------------
ESTIMATED VALUE OF GIFT
--------------------------------------------------------------------------------

                               ALPS ADVISERS, INC.
                                 CODE OF ETHICS
                                NOVEMBER 29, 2006

APPENDIX F - ANNUAL CERTIFICATION AND ACKNOWLEDGMENT


Pursuant to the requirements of the Code of Ethics of ALPS Advisers, Inc., ("AAI") the undersigned hereby certifies as follows:

           1. I have read the AAI's Code of Ethics.

           2. I understand the Code of Ethics and acknowledge that I am subject to it.

           3. Since the date of the last Annual Certificate (if any) given pursuant to the Code of Ethics, I have reported all personal securities transactions and provided any securities holding reports required to be reported under the requirements of the Code of Ethics.

           4. I have disclosed all outside affiliations.








--------------------------                     ---------------------------------

Date                                           Print Name

                                               ---------------------------------
                                               Signature